Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441

Pricing Supplement No. 6 dated May 31, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-066

                   4.50% Callable Notes due December 15, 2010


The description in this pricing supplement of the particular terms of the 4.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                             PROVISIONS RELATING TO THE NOTES

Principal Amount:        $1,919,000.00          Interest Rate:          4.50%

Price to Public:         100%                   Issuance Date:          June 3, 2005

Net Proceeds to Trust:   $1,898,851.00          Stated Maturity Date:   December 15, 2010

Agent's Discount:         1.05%                 Initial Interest Payment Date: December 15,
                                                                               2005
CUSIP Number:             41659FDJ0             Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                    Regular Record Dates:  15 days prior to any
                                                                       Interest Payment
                                                                       Date.
Optional Redemption: Yes [X] No [_]             The Survivor's Option  [X] is  [_] is not
    Optional Redemption Date: June 15, 2007     available
                             or any Interest      Annual Put Limitation: $1 million or 1%
                             Payment                 Individual Put Limitation: $250,000
                             Date thereafter.        Trust Put Limitation: N/A
    Initial Redemption Percentage: 100%
                                                Authorized Denominations: $1,000 integral
    Annual Percentage Reduction: N/A                                      amounts.
    Redemption may be: [X] In whole only.
                       [_] In whole or in part.
Securities Exchange Listing:  None.             Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.

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



Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405066           Interest Rate:            4.50%

Contract Payment:          $1,919,015.00       Effective Date:           June 3, 2005
Deposit Amount:            $1,898,866.00       Stated Maturity Date:     December 15,
(if different from Contract Payment)                                     2010
Day Count Convention:      30/360              Initial Interest Payment
                                               Date:                     December 15,
                                                                         2005
Special Tax Considerations:         None.      Interest Payment Frequency: Semi-Annually
Optional Redemption:   Yes [X]   No [_]        Survivor Option:  Under the Funding
Optional Redemption Date:  June 15, 2007 or    Agreement, Hartford Life Insurance
                           any Interest        Company  [X] is [_] is not  required to
                           Payment Date        provide the Trust with amounts it needs
                           thereafter.         to honor valid exercises of the
Initial Redemption Percentage:   100%          Survivor's Option.

Annual Percentage Reduction:    N/A            Other Provisions Relating to the Funding
Redemption may be:  [X] In whole only.         Agreement: None.
                    [_] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of June 3, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of June 3, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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